Exhibit 10.3
CASH-SETTLED STOCK UNIT AWARD AGREEMENT

THIS CASH-SETTLED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of September 10, 2020 (the “Award Date”) between Ocwen Financial Corporation, a Florida corporation (the “Corporation”), and [ ], an employee of the Corporation or of a Subsidiary (the “Participant”).

WHEREAS, the Corporation desires, by granting to the Participant an award of cash-settled stock units pursuant to the Corporation’s 2017 Performance Incentive Plan (the “2017 Plan”), to further the objectives of the 2017 Plan;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.    STOCK UNIT GRANT

The Corporation hereby grants to the Participant, pursuant to and subject to the 2017 Plan, an aggregate of [ ] stock units (the “Stock Units”), on the terms and conditions herein set forth (the “Award”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the 2017 Plan) solely for purposes of the 2017 Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Stock Units vest pursuant to Paragraph 2 below. The Stock Units shall not be treated as property or as a trust fund of any kind. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the 2017 Plan.

2.    VESTING OF STOCK UNITS

A.    Generally

Subject to the following provisions of this Paragraph 2 and Paragraph 4, the total number of Stock Units subject to the award will vest on the date that is eighteen (18) months following the Award Date (the “Vesting Date”, and with the Vesting Date subject to adjustment as set forth in Paragraph 2 hereof).

B.    Retirement or Termination by the Corporation Without Cause

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of the Participant’s (i) Retirement or (ii) termination by the Participant’s employer without Cause (other than following a Change in Control (as defined below)) at any time on or before the Vesting Date, the Award shall immediately vest on a pro-rata basis in proportion to the percentage of the vesting period the Participant was employed by the Corporation or one of its Subsidiaries prior to such termination of the Participant’s employment, provided that the Participant satisfies the release requirement set forth in the following sentence. As a condition of any such vesting, the Participant shall, not later than 21 days after the Separation Date (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.

Such Stock Units shall be paid in accordance with Paragraph 7 hereof, provided that the Vesting Date as to such Stock Units shall be deemed to be the Separation Date. Any remaining unvested portion of the Award after giving effect to such acceleration shall terminate and be cancelled as of the Separation Date. (For clarity, if the Participant’s employment with the Corporation or any of its Subsidiaries terminated as set forth above mid-way between the Award Date and the Vesting Date, the Participant would vest in one-half of the number of Stock Units subject to the Award, and any remaining unvested portion of the Award would terminate and be cancelled.)

For purposes of this Agreement, “Retirement” shall mean termination (other than by reason of death, Disability (as defined below) or by the Participant’s employer for Cause) of the Participant's employment with the Corporation or one of its Subsidiaries; provided, however, that for purposes of this Agreement only, the Participant must have attained the age of 60 and been an employee of the Corporation or any of its Subsidiaries for not less than 5 years as of the date of termination of employment by reason of Retirement.

For purposes of this Agreement, “Cause” shall mean that the Administrator, acting in good faith based on the information then available to it, determines that the Participant: (a) has been convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof or other applicable jurisdiction); (b) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of the Participant’s duties for the Corporation or any of its Subsidiaries; (c) the Participant has willfully failed to substantially perform the Participant’s duties for the Corporation or any of its Subsidiaries; (d) has materially breached any of the provisions of any agreement to which the Participant is a party with the Corporation or any of its Subsidiaries; or (e) has materially breached any written policy of the Corporation or any of its Subsidiaries that is applicable to the Participant in the course of the Participant’s employment and has been communicated to the Participant; provided, however, as to clauses (c), (d) and (e) only, that Cause shall only exist if the Corporation or a Subsidiary (as the case may be) shall have provided written notice to the Participant of the condition(s) claimed to constitute Cause under such clause and the Participant shall have failed to remedy such circumstance(s) within 30 days following the date of such notice.

For clarity, for purposes of this Agreement no termination of the Participant’s employment shall be deemed to have occurred if the Participant ceases to be employed by the Corporation or a Subsidiary but, immediately thereafter, continues in the employ of another Subsidiary or the Corporation.

C.    Death or Disability

If the Participant’s employment with the Corporation or any of its Subsidiaries is terminated by reason of the Participant’s death or Disability on or before the Vesting Date, the Award shall immediately vest on a pro-rata basis in proportion to the percentage of the vesting period the Participant was employed by the Corporation or one of its Subsidiaries prior to such termination of the Participant’s employment. Such Stock Units shall be paid in accordance with Paragraph 7 hereof, provided that the Vesting Date as to such Stock Units shall be deemed to be the Separation Date. Any remaining unvested portion of the Award after giving effect to such acceleration shall terminate and be cancelled as of the Separation Date. (For clarity, if the Participant’s employment with the Corporation or any of its Subsidiaries terminated by reason of the Participant’s death or Disability mid-way between the Award Date and the Vesting Date, the

Participant would vest in one-half of the number of Stock Units subject to the Award, and any remaining unvested portion of the Award would terminate and be cancelled.)

For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Administrator, renders the Participant unable to perform the essential functions of his employment with the Corporation or such Subsidiary, even with reasonable accommodation that does not impose an undue hardship on the Corporation or Subsidiary, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

D.    Change in Control

If a Change in Control occurs, the Award, to the extent then outstanding and unvested, shall remain outstanding and eligible to vest on the Vesting Date. Such Stock Units shall be paid in accordance with Paragraph 7 hereof. As used herein, “Change in Control” shall mean the occurrence of (a) a “change in the ownership” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(v) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire ownership of Corporation stock which constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation), (b) a “change in the effective control” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or certain majority changes in the membership of the Board occur over a period of not more than twelve months), or (c) a change “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii) (which, for illustrative purposes, is generally triggered if any one person (or persons acting as a group) acquire during a period of not more than twelve months assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Corporation immediately before such acquisition(s)).

Except as expressly otherwise provided in this Paragraph 2, the Participant’s continued employment on the Vesting Date shall be a condition to the vesting of the Award and the rights and benefits under this Agreement.

E.     Post Change in Control Termination by the Corporation Without Cause or Resignation for Good Reason

If, following a Change in Control, (i) the Corporation (or Subsidiary that employs the Participant, as the case may be) terminates the Participant’s employment for any reason other than Cause or (ii) the Participant resigns employment with the Corporation (or Subsidiary that employs the Participant, as the case may be) for Good Reason, the Stock Units subject to the Award that are outstanding and unvested as of such termination of the Participant’s employment shall vest as of the Separation Date and such Stock Units shall be paid in accordance with Paragraph 7 hereof except that the Vesting Date shall be deemed to be the Separation Date as to such Stock Units, subject, however, to the Participant satisfying the release requirement set forth in the following sentence. As a condition of any such vesting, the Participant shall, not later than 21 days after such a termination of the Participant’s employment (or such longer period as may be required under applicable law for the Participant to consider the release in order for the release to be effective) provide the Corporation with a valid, executed written release of claims in a form acceptable to the Corporation, and such release shall not have been revoked by the Participant pursuant to any revocation rights afforded by applicable law.
For the purposes of this Agreement, “Good Reason” may be deemed to exist if, absent the Participant’s written consent, any of the following events occur during the two-year period following a Change in Control with respect to a Participant holding the title of Executive Vice President: (a) there is a material diminution in title and/or duties, responsibilities, or authority of the Participant, including a change in reporting responsibilities as in effect immediately prior to the Change in Control (except that a decrease in job grade, standing alone, will not qualify as a material diminution pursuant to this subparagraph); (b) there is a willful failure or refusal by the Corporation to perform any material obligation under such Participant’s employment agreement with the Corporation (or Subsidiary that employs the Participant, as the case may be), if the Participant and the Corporation (or Subsidiary) have entered into a written employment agreement; or (c) there is a reduction in the Participant’s annual salary as in effect immediately prior to the Change in Control, or annual bonus (with “bonus” understood to include both cash bonus payments and equity incentive compensation, regardless of whether such incentive compensation is settled in cash or equity) target percentage of Base Pay (as defined below) as in effect immediately prior to the Change in Control (the “Target Bonus Percentage”), other than a reduction that is part of a general cost reduction affecting at least 90% of the executives of the Corporation holding a title of Executive Vice President and which does not exceed 10% of the Participant’s Base Pay and Target Bonus Percentage, in the aggregate, when combined with any such prior reductions. “Base Pay” means an employee’s annual salary or wages from the Corporation (or Subsidiary, as the case may be) at the time of termination. Base Bay shall be determined as reflected on the Corporation’s (or Subsidiary’s) payroll and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation in any form.

The occurrence of any event which would permit the Participant to terminate his or her employment for Good Reason as described above shall constitute a “Good Reason Event”. Upon receipt of notice (whether oral or written) by the Participant of a Good Reason Event, the Participant shall have 90 days to provide the Corporation with written notice specifying the grounds for a Good Reason termination of employment, and the Corporation shall have a period of 30 days after the receipt of such written notice to cure the existence of such Good Reason Event. Resignation by a Participant following the Corporation’s cure of a Good Reason Event before the expiration of the 30-day cure period shall constitute a voluntary resignation and not a termination for Good Reason.

F.    Continued Employment

Except as expressly otherwise provided in this Paragraph 2, continued employment through the Vesting Date is a condition to the vesting of the Award and the rights and benefits under this Agreement. Except as expressly otherwise provided in this Paragraph 2, employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Paragraph 4 below or under the 2017 Plan. As used in this Agreement, references to the Participant’s “employment” (and similar references to the Participant’s being “employed” and an “employee”) shall include any period when the Participant is either (i) an employee of the Corporation or any of its Subsidiaries or (ii) a member of the Board.

3.    DIVIDEND AND VOTING RIGHTS

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights, and no voting rights with respect to the Stock Units.

4.    TERMINATION OF AWARD
If, prior to vesting of the entire Award, the Participant’s employment with the Corporation or any of its Subsidiaries terminates other than under circumstances described in Paragraph 2, above (or if the termination occurs in circumstances described in Paragraph 2 above but a release or other condition to the treatment otherwise provided for in Paragraph 2 above in the circumstances is not satisfied), the Award, to the extent then outstanding and unvested, shall terminate and be cancelled as of the last day of the Participant’s employment with the Corporation or such Subsidiary. If any unvested Stock Units are terminated hereunder (including, without limitation, pursuant to Paragraph 2 or this Paragraph 4), such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

5.    CONDITIONS UPON RETIREMENT

If the Participant’s employment with the Corporation or any of its Subsidiaries terminates by reason of Retirement, the rights of the Participant with respect to the Award shall be subject to the conditions that until the Award is vested, he/she shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Corporation or any of its direct or indirect Subsidiaries, and (b) be available, unless he/she shall have died, at reasonable times for consultations at the request of the Corporation’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such consultations shall not be required to be performed during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any outstanding and unvested portion of the Award, as of the date of the breach of the conditions of this Paragraph 5. Any determination by the Board that the Participant is or has engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

6.    NO EMPLOYMENT COMMITMENT

Nothing contained in this Agreement or the 2017 Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination with or without Cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

7.    TIMING AND MANNER OF PAYMENT OF STOCK UNITS

On or as soon as administratively practical following the Vesting Date as provided in Paragraph 2 hereof (and in all events not later than 60 days after the Vesting Date), the Corporation shall deliver to the Participant a cash payment (subject to any withholding for taxes pursuant to Paragraph 8) equal to the number of Stock Units that vested on such Vesting Date multiplied by the applicable Payment Value. The “Payment Value” as of the Vesting Date is the sum of: (a) the closing price (in regular trading) for a share of Common Stock on the principal stock exchange on which the Common Stock is then listed or admitted to trade (the “Exchange”) for the Vesting Date or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange, plus (b) the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and on or before the Vesting Date; provided, however, that if the Corporation’s Common Stock is not listed or admitted to trade on any national securities exchange on such Vesting Date, the Payment Value with respect to such Vesting Date shall be either (i) if a Change in Control has occurred on or prior to the Vesting Date and the Corporation’s Common Stock has ceased to be so listed or admitted to trade in connection with such Change in Control, the amount of the cash consideration paid for a share of Corporation Common Stock in such transaction plus the amount of regular cash dividends paid by the Corporation on a share of Common Stock as to which the applicable ex-dividend date(s) are after the Award Date and before the date of such Change in Control, or (ii) if clause (i) is not applicable, such other amount as the Administrator determines, in its sole and absolute discretion, to be fair and reasonable and consistent with the purposes of the Award. The Participant shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Paragraph 2 or Paragraph 4.

If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service with the Corporation, and payment pursuant to the preceding paragraph is to be made in connection with such separation from services, the Participant shall not be entitled to any payment or benefit pursuant to the preceding paragraph until the earlier of (i) the date which is six (6) months after the Participant’s separation from service for any reason other than death, or (ii) the date of the Participant’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Participant upon or in the six (6) month period following the Participant’s separation from service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death). If, in connection with the Participant’s separation from service, the Participant is required to provide the Corporation with a release of claims and the maximum period in which the Participant has to consider, execute, and revoke such release of claims spans two calendar years, any payment of the Stock Units vesting in connection with such separation from service shall be made in the second of such two calendar years.

The timing of payment of any Stock Units may not be changed by the Corporation (including pursuant to any provision of the Plan), except as would satisfy Treasury Regulation Section 1.409A-3(j)(4).

8.    TAX WITHHOLDING

Upon any payment in respect of the Stock Units, the Corporation shall be entitled to reduce the amount of the cash payment to the Participant with respect of the Award by the amount of any tax withholding obligations of the Corporation or its Subsidiaries with respect to such payment.

9.    ADJUSTMENT UPON SPECIFIED EVENTS

Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the 2017 Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section to the number of Stock Units (or the consideration that may become payable with respect to a vested Stock Unit) then outstanding in respect of the Award. No such adjustment shall be made, however, as to any cash dividend or distribution that has already been taken into account in determining the Payment Value pursuant to Section 7.

10.    NON-TRANSFERABILITY OF THE AWARD
The Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Award, shall be null and void and without effect.

11.    AMENDMENT

In the event that the Board amends the 2017 Plan and such amendment modifies or otherwise affects the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2017 Plan. However, the timing of payment of the Award (to the extent it becomes vested) shall be as set forth in this Award Agreement and may not be changed (pursuant to the Plan, any amendment thereto, or otherwise) except as would be compliant with (and not result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

12.    CONSTRUCTION

In the event of any conflict between the 2017 Plan and this Agreement, the provisions of the 2017 Plan shall control. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. This Agreement shall be governed in all respects by the laws of the State of Florida.

13.    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Corporation and the Participant and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.    HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.    CLAWBACK POLICY

The Stock Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or cash received with respect to the Stock Units.

16.    SECTION 409A
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OCWEN FINANCIAL CORPORATION

By: ___________________________________

PARTICIPANT

By: ___________________________________